Exhibit 10.5
MANAGEMENT RETENTION AGREEMENT
     THIS MANAGEMENT RETENTION AGREEMENT (this “Agreement”) is entered into as of February 10, 2006, by and among Youbet.com, Inc., a Delaware corporation (“Youbet”), UT Group, LLC, a Delaware limited liability company (“Seller”), Joe Tracy (“Tracy”) and Terry Woods (“Woods” and together with Tracy, the “Executives”).
R E C I T A L S
A.	Youbet and Seller are parties to that certain Stock Purchase Agreement, dated as of November 30, 2005 (as amended, modified or supplemented from time to time, the “Purchase Agreement”), by and among Youbet, UT Gaming, Inc., a Delaware corporation (“Purchaser”), Seller and United Tote Company (“United Tote”), pursuant to which Purchaser, a wholly-owned subsidiary of Youbet, has agreed to acquire from Seller, upon the terms and conditions set forth therein, all of the capital stock of United Tote.
B.	Tracy serves as the Chief Executive Officer of United Tote pursuant to the terms of that certain Employment Agreement, dated as of September 5, 2003, by and between Tracy and United Tote, as amended by that certain First Amendment to Employment Agreement, dated November 30, 2005 (the “Tracy Employment Agreement”).
C.	Woods serves as the President and Chief Operating Officer of United Tote pursuant to the terms of that certain Employment Agreement, dated as of September 5, 2003, by and between Woods and United Tote, as amended by that certain First Amendment to Employment Agreement, dated November 30, 2005 (the “Woods Employment Agreement” and together with the Tracy Employment Agreement, the “Employment Agreements”).
D.	Following the Closing of the transactions contemplated by the Purchase Agreement, Tracy and Woods desire to continue to serve as Chief Executive Officer and President and Chief Operating Officer of United Tote, respectively, in accordance with the terms of the Employment Agreements.
E.	As a material inducement to cause Youbet and Purchaser to enter into the Purchase Agreement, Tracy entered into that certain Restricted Stock Purchase Agreement (the “Tracy Restricted Stock Purchase Agreement”), dated November 30, 2005, by and between Tracy and Youbet and that certain Lock-Up Agreement (the “Tracy Lock-Up Agreement”) by and between Youbet and Tracy, and Woods entered into that certain Restricted Stock Purchase Agreement (the “Woods Restricted Stock Purchase Agreement” and, together with the Tracy Restricted Stock Purchase Agreement, the “Restricted Stock Purchase Agreements”), dated November 30, 2005, by and between Woods and Youbet and that certain Lock-Up Agreement (the “Woods Lock-Up Agreement” and, together with the Tracy Lock-Up Agreement, the “Lock-Up Agreements”) by and between Youbet and Woods.

F.	Youbet, Purchaser and the Executives desire to terminate the Restricted Stock Purchase Agreements and Lock-Up Agreements and replace the incentives for the Executives to remain in the employ of United Tote after the Closing (as defined in the Purchase Agreement) provided under such agreements with the incentives contemplated hereby.
AGREEMENTS
     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Termination of Certain Agreements. Upon the Closing (as defined in the Purchase Agreement), the Restricted Stock Purchase Agreements and Lock-Up Agreements shall terminate and become null and void, without any liability of any party to any other party thereunder.
     2. Payments upon Termination of Employment.
          (a) In the event that any Executive ceases to be employed by United Tote, Youbet or any other direct or indirect subsidiary of Youbet prior to the first anniversary of the date hereof for any reason, (i) Youbet shall have the right to set off $500,000 against any amounts due or outstanding under the $1.8 Million Note (as defined in the Purchase Agreement), or (ii) if the $1.8 Million Note has been voluntarily prepaid, Youbet and Seller shall jointly direct the escrow agent in writing to pay $500,000 to Youbet from the escrow account (the “Retention Escrow Account”) established pursuant to Section 2(b) of the $1.8 Million Note, by delivery of written notice of such termination and Youbet’s exercise of either such right to Seller; provided, that this Section 2(a) shall not apply in the event (i) United Tote, Youbet or any other direct or indirect subsidiary of Youbet terminates such Executive’s employment without “Cause”, as defined in such Executive’s Employment Agreement, (ii) such Executive’s employment is terminated as a result of such Executive suffering any mental or physical impairment or disablement that prevents such Executive from performing his duties as an employee of United Tote, Youbet or any other direct or indirect subsidiary of Youbet for a period of 90 days (whether or not consecutive) in any 180 day period or (iii) such Executive’s employment is terminated as a result of such Executive’s death, and after such termination described in clause (i) or (ii) Executive ceases to be employed by United Tote, Youbet or any other direct or indirect subsidiary of Youbet. For the avoidance of doubt, the foregoing obligation is cumulative, such that if both Executives cease to be employed by United Tote, Youbet or any other direct or indirect subsidiary of Youbet prior to the first anniversary of the date hereof, an aggregate of $1,000,000 shall be subject to set off by Youbet or payment from the Retention Escrow Account.
          (b) Seller and each Executive hereby agree that (i) with respect to each Executive, if Youbet sets off $500,000 against amounts due and outstanding under the $1.8 Million Note or is paid $500,000 from the Retention Escrow Account as a result of such Executive ceasing to be employed by United Tote, Youbet or any other direct or indirect subsidiary of Youbet as provided in Section 2(a), then such $500,000 shall be deemed to be an advance to such Executive on distributions to be made pursuant to Section 7.2 of Seller’s Limited Liability Company Agreement, dated as of September 5, 2003, as amended (the “Seller LLC Agreement”; and any such advance, a “Deemed Executive Distribution”), and shall appropriately reduce distributions to be made thereafter by Seller to such Executive under Section 7.2 of the Seller LLC Agreement, when and as made by Seller, and (ii) that appropriate adjustments, as determined by Seller’s board of directors, will be made to the allocations of “Profits” and “Losses”, as applicable, to take into account any such Deemed Executive Distribution.
     3. Management Retention Agreement not a Service Contract. This Agreement is not an employment or service contract, this Agreement shall not be deemed to create (nor shall it be interpreted or construed as creating) any service contract or an employment or service relationship and nothing herein shall be deemed to create in any way whatsoever any obligation on either Executive’s part to continue in the employ of United Tote or its affiliates, or of United Tote or its affiliates to continue either Executive’s employment.
     4. Governing Law; Consent To Jurisdiction. THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THE INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW) APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED IN SUCH STATE. EACH PARTY HERETO CONSENTS TO THE PERSONAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN CONNECTION WITH ANY CLAIM OR DISPUTE ARISING IN CONNECTION WITH THIS AGREEMENT. ANY ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR ANY RIGHT ARISING OUT OF THIS AGREEMENT MAY BE BROUGHT AGAINST EACH PARTY HERETO IN THE COURTS OF THE STATE OF NEW YORK.
     5. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address indicated below:
     Executives:
Joe Tracy
3320 Nicholson road
Westminster, MD 21151
Terry Woods
12529 Falls Road
Cockeysville, MD 12030
     Youbet:
Youbet.com, Inc.
5901 DeSoto Avenue
Woodland Hills, California 91367
Attention: Scott Solomon

     with a copy (which shall not constitute notice) to:
Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, Illinois 60661
Attention: Kenneth W. Miller
     Seller:
UT Group, LLC
c/o Kinderhook Industries, LLC
888 Seventh Avenue
16th Floor
New York, NY 10106
Attention: Robert E. Michalik
     with a copy to (which copy shall not constitute notice hereunder):
Kirkland & Ellis LLP
153 East 53rd Street
New York, NY 10022
Attention: W. Brian Raftery
or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.
     6. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     7. Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.
     8. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
     9. Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, e-mail of a PDF file or other electronic transmission, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the reasonable request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine, e-mail of a PDF file or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine, e-mail of a PDF file or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.
     10. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the parties hereto and each of their respective successors and assigns, except that no party hereto may assign its or his rights or delegate its or his obligations hereunder.
     11. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of each of the parties hereto, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
     12. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, UNCONDITIONALLY, IRREVOCABLY AND INTENTIONALLY FOREVER WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER ARISING IN TORT OR CONTRACT) BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (VERBAL OR WRITTEN) OR ACTION OF ANY PERSON OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS UNDER THIS AGREEMENT (INCLUDING WITHOUT LIMITATION ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT OR ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS PROVISION IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT.
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     In witness whereof, the parties hereto have entered into this Management Retention Agreement on the date first above written.

YOUBET.COM, INC.
By:	/s/ Gary W. Sproule
Name:	Gary W. Sproule
Title:	Chief Financial Officer

UT GROUP, LLC
By:	/s/ Robert E. Michalik
Name:	Robert E. Michalik
Title:	Vice President

EXECUTIVES
/s/ Joe Tracy
Joe Tracy

/s/ Terry Woods
Terry Woods